UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2011

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12340	03-0339228
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Coffee Lane, Waterbury, Vermont 05676

(Address of principal executive offices) (Zip Code)

(802) 244-5621

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 9, 2011, Green Mountain Coffee Roasters, Inc., a Delaware corporation (the “Company”), entered into the Amended and Restated Credit Agreement (the “Amended Credit Agreement”), dated as of June 9, 2011 (the “Restatement Effective Date”), by and among the Company, as borrower, Bank of America, N.A., as administrative agent, U.S. swing line lender and U.S. L/C Issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Robinson Humphrey, Inc., as joint lead arrangers and joint book managers, SunTrust Bank, as syndication agent, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, Sovereign Bank and Wells Fargo Bank, National Association, as co-documentation agents, and the lenders from time to time party thereto (the “Lenders”), amending and restating the Company’s Credit Agreement, dated as of December 17, 2010, by and among the Company, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto (the “Existing Credit Agreement”).

Pursuant to the Amended Credit Agreement, the Company has extended the maturity of its term loan a facility (the “Term Loan A”), U.S. revolving credit facility (including $350,000,000 in additional U.S. revolving credit commitments, the “U.S. Revolver”) and alternative currency revolving credit facility (the “Alternative Currency Revolver”) to five years from the Restatement Effective Date. Additionally, under the Amended Credit Agreement, the Company increased its ability to request additional tranches of term loans and increases to the U.S. Revolver and/or Alternative Currency Revolver to an aggregate amount not to exceed $500,000,000. Availability of such additional tranches of term loans and increases to the U.S. Revolver and/or Alternative Currency Revolver is subject to the absence of any default, pro forma compliance with financial covenants and, among other things, the receipt of commitments by existing or additional financial institutions.

In connection with the Amended Credit Agreement, the Company repaid in full all loans outstanding under the term loan B facility pursuant to its Existing Credit Agreement.

Under the Amended Credit Agreement, the Term Loan A will be amortized quarterly at the rate of 2.5% per annum for the first two years following the Restatement Effective Date, 5% per annum for the third year following the Restatement Effective Date, 7.5% per annum for the fourth year following the Restatement Effective Date and 10% per annum for the fifth year following the Restatement Effective Date, with the balance due at maturity.

The Company decreased the applicable margin with respect to the Term Loan A, the U.S. Revolver and the Alternative Currency Revolver. Initially, the applicable margin is a percentage per annum equal to 0.75% for base rate loans and 1.75% for eurodollar rate loans. Beginning with the delivery date of financial statements for the fiscal quarter ending June 25, 2011, the applicable margin with respect to the Term Loan A, the U.S. Revolver and the Alternative Currency Revolver will be subject to adjustments based upon the Company’s leverage ratio. Overdue amounts bear interest at a rate per annum equal to the then applicable interest rate plus 2.00% per annum.

The Company is required to pay a quarterly commitment fee on the unused portion of the U.S. Revolver and the Alternative Currency Revolver under the Amended Credit Agreement equal, initially, to 0.25%, which percentage is subject to reduction based on the Company’s consolidated leverage ratio, of the dollar amount of such unused portion, unless the Company elects to reduce the aggregate commitments under the U.S. Revolver and the Alternative Currency Revolver at the Company’s option without penalty or premium.

The Amended Credit Agreement eliminated the requirements in the Existing Credit Agreement that the Company prepay outstanding term loans with excess cash flow and proceeds of equity issuances by the Company or its subsidiaries. The Amended Credit Agreement also modified the financial covenants and certain covenant baskets in the Existing Credit Agreement.

Under the Amended Credit Agreement, if the Company’s corporate credit rating shall be at least BBB- (with a stable outlook) by Standard & Poor’s Ratings Services and at least Baa3 (with a stable outlook) by Moody’s Investors Service, Inc., the Company may cause the administrative agent to release the liens granted by the Company and certain of its subsidiaries to the secured parties under the Amended Credit Agreement, subject to certain restrictions.

Certain lenders under the Amended Credit Agreement have engaged in, or may in the future engage in, transactions with, and perform services for, the Company and its affiliates in the ordinary course of business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Date: June 9, 2011	By:	/s/ Frances G. Rathke
		Name:	Frances G. Rathke
		Title:	Chief Financial Officer